Retired Best Buy Transformation Executive, Sharon McCollam, Returns to Retail as Albertsons Companies New President and Chief Financial Officer
Bob Dimond, Executive Vice President and CFO, to Retire After 33 Years in the Industry

BOISE, Idaho – August 10, 2021 – Albertsons Companies (NYSE: ACI) today announced that Sharon McCollam will join the Company on September 7, 2021, as its President and Chief Financial Officer reporting to Vivek Sankaran, Albertsons Cos. Chief Executive Officer. McCollam will succeed Bob Dimond, who will be retiring and will remain with the Company as an advisor through February 2022 to ensure a seamless transition.
McCollam, 59, retired from Best Buy in 2016 where she served as Executive Vice President, Chief Administrative and Chief Financial Officer. She is broadly recognized as the co-pilot of Best Buy’s Renew Blue transformation, which has been regarded as one of the foremost omni-channel transformations in the retail sector. Prior to Best Buy, McCollam held several transformational leadership positions at Williams-Sonoma, Inc. from 2000 to 2012, including Chief Operating and Chief Financial Officer from 2006 to 2012. Since retiring from Best Buy, McCollam has served as a member of several corporate boards, including companies with a strong consumer, e-commerce, and healthcare presence.
As President and Chief Financial Officer of Albertsons Cos., McCollam will assume several leadership responsibilities, including finance, corporate strategy, information technology, supply chain operations, and property development, and will be involved in all aspects of the Company’s growth and transformation strategy. In addition to her proven financial leadership, McCollam brings broad retail and omni-channel operational expertise that will help accelerate the achievement of the Company’s goals.
“I am thrilled to have Sharon join the Albertsons team,” said Vivek Sankaran, Chief Executive Officer. “We are entering the next phase of our transformation, centered on building deeper relationships with customers through data, technology, and connected omni-channel solutions. Sharon has done just this throughout her career, helping to engineer multiple retail transformations, including the spectacular turnaround of Best Buy and the digital transformation at Williams-Sonoma. Sharon is well-known for her expertise in retail operations and digital growth strategies as well as her passion for building customer-centric cultures. I look forward to working closely with her to architect the evolution of our strategy and create value for all of our stakeholders.”
Sankaran added, “I would like to thank Bob Dimond for his contributions to Albertsons Cos. over the past seven years. He has established a strong foundation for our finance team and was extremely instrumental in our IPO. Bob helped us deliver consistent financial results, improve our balance sheet, and elevate the level of investment in our business. We wish him the very best in his retirement.”
McCollam commented, “I am thrilled to be joining Vivek and the Albertsons leadership team during this exciting time in the Company’s history. Albertsons Cos. is a family of iconic brands that empowers and values its people, obsesses over exceeding the expectations of its customers, communities and associates, and operates at the highest levels of humility and integrity in everything it does. It is thriving because its culture is built on values that its people and communities cherish and want to protect. It is a privilege to be joining this incredibly high-performing team and to be stepping back into such an exceptional opportunity that will allow me to leverage my broad multi-brand, multi-channel, and transformation experience as well as participate in one of the most exciting customer-centric digital transformations in integrated grocery and pharmacy today. I could not be more excited to take on this challenge and create the kind of change that will inspire our associates, our customers, and our shareholders.”

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of June 19, 2021, the Company operated 2,278 retail food and drug stores with 1,725 pharmacies, 399 associated fuel centers, 22 dedicated distribution centers and 20 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia under more than 20 well-known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaws, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci’s Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2020, along with the Albertsons Companies Foundation, the Company gave $260 million in food and financial support, including approximately $95 million through our Nourishing Neighbors Program to ensure those living in our communities have enough to eat. Albertsons Companies also pledged $5 million to organizations supporting social justice. These efforts have helped millions of people in the areas of hunger relief, education, cancer research and treatment, social justice and programs for people with disabilities and veterans outreach.

INVESTOR RELATIONS CONTACT:
Melissa Plaisance
Melissa.Plaisance@albertsons.com

MEDIA CONTACT:
Kirby Nardo
Kirby.nardo@albertsons.com